                                                                    EXHIBIT 5.01




                               February 8, 1999


Board of Directors
CyberCash, Inc.
2100 Reston Parkway, Third Floor
Reston, Virginia  20191


Ladies and Gentlemen:

                 I am the General Counsel of CyberCash, Inc., a Delaware corporation (the "Company"), and am furnishing this opinion in connection with the Company's registration statement on Form S-8 filed on the date hereof (the "Registration Statement") to register under the Securities Act of 1933, as amended, 4,000,000 shares (the "Shares") of common stock, par value $.01 per share of the Company (the "Common Stock"), to be granted pursuant to the CyberCash, Inc. 1995 Stock Option Plan (the "Plan"). This letter is furnished to you pursuant to the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5) in connection with such registration.

                 I am of the opinion that the Shares, when issued and delivered in the manner and on the terms contemplated in the Registration Statement and the Plan (with the Company having received the consideration therefor, the form of which is in accordance with applicable law), will be validly issued, fully paid and non-assessable.

                 I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am an "expert" within the meaning of the Securities Act of 1933, as amended.

                                                   Sincerely yours,



                                                   Russell B. Stevenson, Jr.
                                                   General Counsel